EXHIBIT 99.1


Jeff Speed
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Thanks Mark.   Good afternoon everyone and Happy New Year.

A few weeks ago, on our December 12th call, Mark and I provided a wrap-up of 2006, announced our latest corporate alliances and sponsorships, and previewed our 2007 marketing and entertainment initiatives. We also provided 2007 guidance on the key drivers of our business, excluding attendance.

On that call we reiterated that we were progressing with the potential park sale process and that, as we had indicated on our 3rd quarter earnings call, we still intended to bring that process to a conclusion, one way or another, on or about year end.

Well, while a lot of folks were enjoying some time off for the Holidays, our teams were busy putting the finishing touches on the deal that we announced yesterday. Namely, that we have entered into a definitive agreement to sell 7 of the 9 parks that were under consideration for $312 million, consisting of 275 mil in cash and a note receivable for $37 million. The note has a 10 year term, pays interest at 7.5% for the first 2 years and 8.5% for the remaining term, and is subordinated.

The buyer in this transaction is Parc Management of Jacksonville, FL, who has obtained fully committed financing from CNL Income Partners, LP, a real estate investment trust, based in Orlando, FL. The transaction is not subject to a financing contingency.

We also announced yesterday that our two parks in Valencia, Ca, Magic Mountain and its adjacent water park Hurricane Harbor, are not included in this sale and will continue to be open for business in 2007 and beyond.

At the beginning of last year, we stated that one of the key objectives of this management team was to reduce debt in order to obtain greater financial and operational flexibility to execute our new strategy. This sale, combined with the sale of our Houston property for $77 million in June of last year, goes a long way to doing just that, while at the same time allowing our capital and management resources to be focused on the larger parks in our portfolio that we believe have significant growth potential.

Upon the closing of this sale, which is expected in March, we will have realized in less than 12 months a combined total of $352 million in gross cash proceeds from asset sales.

As these parks, combined with the Houston AstroWorld park, generated approximately ~$35 mil of EBITDA for their most recent operating years, we will have realized total consideration approximating 11 times the park-level EBITDA that we have given up.

For the 7 parks subject to this transaction, we believe that the stand alone valuation multiple of approximately 10x the 2006 park level EBITDA represents fair value given the composition of the portfolio of parks, which consists of 3 water parks and 4 theme parks, only two of which are branded Six Flags parks, and only one of which generated in excess of 1 million of attendance in 2006.

On our December 12th call, when we provided guidance for 2007, the information presented reflected our portfolio of parks assuming no sale took place and we indicated that we would be back with revised information in the event a decision to sell some or all of the parks was made.

So, without further ado, let me do that now, starting with the 2006 results.

For 2006, excluding the parks subject to the pending sale, we expect to report total attendance of approximately 24.9 million, which is a decline of 13% from the 2005 level of 28.7 million, on a comparable park basis. Our total revenue per cap will end up approximately 14% to $37.90 and our guest spending per cap will show growth of about 13% to $36.00.

Its important to note that the absolute level of our overall per caps increases when we exclude the sale parks, as they were somewhat dilutive to our overall per caps due to the mix of water parks in that portfolio. Specifically, the total revenue per cap and guest spending per cap for the sale parks was $31.60 and 28.85, respectively, in 2006.

Our reported total revenues excluding the sale parks will end the year down around 2%, or $15 million, to approximately $940 million.

With regard to our total cash costs and expenses, including cost of sales, we expect an increase of approximately $55-60 million, or $705-710 mil. The increased costs consisted of increased operating expenses and S,G and A, partially offset by reduced cost of sales due to lower volumes.

Excluding the sale parks and Management change costs of $16 million, we expect to report 2006 Adjusted EBITDA of $190-$195 million, compared to $260 million in 2005 on a comparable basis.

We intend to file later this month an 8-K showing our historical results with the parks to be sold re-classified as discontinued operations, in order that analysts and investors will have that information for comparison purposes.

Let me now turn to guidance for 2007, again excluding the parks that are subject to the pending sale.

We expect the percentage growth in our total revenue per cap to be largely in line with what we previously communicated, or 3%, growing from $37.90 to approximately $39.

Our guest spending per cap is expected to grow by approximately 3% from $36.00 to 36.90, driven by in-park per cap growth of 4% and relatively flat ticket per cap growth.

Included in the total revenue per cap growth of 3%, is our revised target for sponsorship revenues of $38 million for 2007, which compares to $26 million of sponsorship revenue in 2006 when we exclude the sale parks or an increase of over 46%.

In terms of costs, you'll recall that our plan is to significantly increase our total marketing costs in 2007 and that will remain the case, however, with the exclusion of the sale parks, we are now planning a marketing expense increase of approximately $25 million on top of the roughly $105 million that we will spent in 2006, or $130 million. Once again, these amounts cover not only core radio and TV broadcasting, but also agency fees, production, on-line advertising, and other promotional costs.

Excluding marketing and cost of sales, other cash operating expenses including S,G and A, are expected to increase by approx $30 million or approximately 5% over the 2006 level of $520 million, driven primarily by increased labor costs and the full year impact of the various corporate and park level initiatives.

As Mark indicated on our prior call, our capital plan for 2007 will remain the same, at $100 mil, notwithstanding the parks sale.

In terms of free cash flow, although we expect the sale to be accretive to free cash flow, we are not targeting to be free cash flow neutral in 2007 but do expect to make meaningful progress in that direction.

And here's Mark to wrap things up.  Mark?